Exhibit 99.1

News Release FOR IMMEDIATE RELEASE	Koppers Holdings Inc. 436 Seventh Avenue Pittsburgh, PA 15219-1800 Tel 412 227 2001 www.koppers.com

For Information:	Michael J. Zugay, Chief Financial Officer
412 227 2231
ZugayMJ@koppers.com

Koppers Inc. Announces Pricing of

Upsized $500 Million Senior Notes Offering

PITTSBURGH, January 20, 2017 – Koppers Inc., a wholly-owned subsidiary of Koppers Holdings Inc. (NYSE: KOP), announced today the pricing of its $500 million aggregate principal amount of 6.00% Senior Notes due 2025 (the “Notes”) at an issue price of 100% of principal amount. The size of the offering was increased by $100 million from the previously announced offering size of $400 million. The Notes will pay interest semi-annually in arrears on February 15 and August 15 beginning on August 15, 2017 and will mature on February 15, 2025 unless earlier redeemed or repurchased. The Notes will be guaranteed by Koppers Holdings Inc. and certain of Koppers Inc.’s domestic subsidiaries. The net proceeds of this offering are intended to be used to repurchase any and all of Koppers Inc.’s outstanding $300 million Senior Notes due 2019 (the “2019 Notes”) and to pay related fees and expenses in connection with its previously announced tender offer and consent solicitation, to redeem any of the 2019 Notes that remain outstanding if Koppers Inc. purchases less than all of the outstanding 2019 Notes in the tender offer and consent solicitation, and to repay outstanding debt under Koppers Inc.’s existing senior secured credit facilities. The sale of the Notes to the initial purchasers is expected to settle on January 25, 2017.

The Notes and the related guarantees are being offered by the initial purchasers only to persons reasonably believed to be qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”) or, outside the United States, to persons other than “U.S. persons” in compliance with Regulation S under the Securities Act. The Notes and the related guarantees have not been and will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, registration requirements.

Koppers Holdings Inc. also announced today that based on the upsized offering of Notes, Koppers Inc. currently anticipates that its previously-announced new credit agreement, if consummated, would provide for a senior secured revolving credit facility of up to $400.0 million (the “New Senior Secured Credit Facility”). If consummated, the New Senior Secured Credit Facility would refinance Koppers Inc.’s existing senior secured revolving credit facility that matures on August 15, 2019. The completion of negotiations and closing of the New Senior Secured Credit Facility are

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subject to numerous contingencies and conditions, including, without limitation, the receipt of commitments from the lending banks, and the completion of the offering of Notes and the previously announced tender offer and consent solicitation described above. There is no guarantee that the New Senior Secured Credit Facility will be completed or on what terms.

This news release shall not constitute an offer to sell, or the solicitation of an offer to buy, any securities, nor shall there be any sales of securities mentioned in this news release in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.

About Koppers

Koppers, with corporate headquarters in Pittsburgh, Pennsylvania, is an integrated global provider of treated wood products, wood treatment chemicals and carbon compounds. Our products and services are used in a variety of niche applications in a diverse range of end-markets, including the railroad, specialty chemical, utility, residential lumber, agriculture, aluminum, steel, rubber, and construction industries. Including our joint ventures, we serve our customers through a comprehensive global manufacturing and distribution network, with facilities located in North America, South America, Australasia, China and Europe. The stock of Koppers Holdings Inc. is publicly traded on the New York Stock Exchange under the symbol “KOP.” For more information, visit us on the Web: www.koppers.com. Questions concerning investor relations should be directed to Michael J. Zugay at 412 227 2231 or Quynh McGuire at 412 227 2049.

Safe Harbor Statement

Certain statements in this news release are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and may include, but are not limited to, statements about sales levels, acquisitions, restructuring, declines in the value of Koppers assets and the effect of any resulting impairment charges, profitability and anticipated expenses and cash outflows. All forward-looking statements involve risks and uncertainties. All statements contained herein that are not clearly historical in nature are forward-looking, and words such as “believe,” “anticipate,” “expect,” “estimate,” “may,” “will,” “should,” “continue,” “plans,” “potential,” “intends,” “likely,” or other similar words or phrases are generally intended to identify forward-looking statements. Any forward-looking statement contained herein, in other news releases, written statements or other documents filed with the Securities and Exchange Commission, or in Koppers communications with and discussions with investors and analysts in the normal course of business through meetings, phone calls and conference calls, regarding expectations with respect to sales, earnings, cash flows, operating efficiencies, restructurings, the benefits of acquisitions, divestitures, joint ventures or other matters as well as financings and debt reduction, are subject to known and unknown risks, uncertainties and contingencies. Many of these risks, uncertainties and contingencies are beyond our control, and may cause actual results, performance or achievements to differ materially from anticipated results, performance or achievements. Factors that might affect such forward-looking statements, include, among other things, the impact of changes in commodity prices, such as oil and copper, on product margins; general economic and business conditions; potential difficulties in protecting our intellectual property; the ratings on our debt and our ability to repay or refinance our outstanding indebtedness as it matures; our ability to operate within the limitations of our debt covenants; potential impairment of our goodwill and/or long-lived assets; demand for Koppers goods and services; competitive conditions; interest rate and foreign currency rate fluctuations; availability and costs of key raw materials; unfavorable resolution of claims against us, as well as those discussed more fully elsewhere in this release and in documents filed with the Securities and Exchange Commission by Koppers, particularly our latest annual report on Form 10-K and quarterly report on Form 10-Q. Any forward-looking statements in this release speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after that date or to reflect the occurrence of unanticipated events.